EXHIBIT 10.7

Ace Marketing & Promotions, Inc.
457 Rockaway Avenue
Valley Stream, NY 11581

April 7, 2010
Dean L. Julia
Michael D. Trepeta

Gentleman,

This shall serve to advise each of you that on April 7, 2010, the Board of Directors approved a five-year extension of the employment contracts of Dean L. Julia and Michael D. Trepeta to expire on March 1, 2015. The Board approved the continuation of each officer's current annual salary and scheduled salary increases which will next occur on March 1, 2011. The Board also approved a signing bonus of stock options to purchase 200,000 shares granted to each officer which is fully vested at the date of grant and exercisable at $.50 per share through April 7, 2020; ten-year stock options to purchase 100,000 shares of Common Stock to be granted to each officer at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2011; and termination pay of one year base salary based upon the scheduled annual salary of each executive officer for the next contract year plus the amount of bonuses paid or entitled to be paid to the executive for the current fiscal year or the preceding fiscal year, whichever is higher. In the event of termination, each of you will continue to receive all benefits included in the employment agreement through the scheduled expiration date of said employment agreement prior to the acceleration of the termination date thereof.

Sincerely, Ace Marketing & Promotions, Inc.

By:	/s/ Sean McDonnell
Sean McDonnell
Chief Financial Officer

Agreed to and accepted by:

/s/ Dean L. Julia
Dean L. Julia

/s/ Michael D. Trepeta
Michael D. Trepeta